Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS SECOND QUARTER RESULTS WITH NET INCOME UP 21%

ON 14% SALES INCREASE

Newport Beach, CA – August 7, 2006 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the second quarter and six months ended June 30, 2006.

For the second quarter, net sales increased 14% to $42.7 million as compared to the second quarter of 2005. Operating income rose 31% to $6.2 million, despite higher freight, delivery and warehousing costs, which increased to $3.3 million from $2.3 million in the second quarter of 2005. The Company incurred greater interest expense due to increased debt levels coupled with higher interest rates. Net income grew 21% to $3.3 million and earnings per diluted share increased to $0.12 from $0.11 in the second quarter of 2005.

For the first six months of 2006, net sales rose 11% to $87.5 million as compared to the first half of 2005. Operating income increased 7% to $10.9 million. Net income was $5.8 million compared to $5.9 million in the 2005 period, and earnings per diluted share were $0.21 versus $0.23 in the first half of 2005. Earnings were impacted by the aforementioned freight, delivery and warehousing costs and interest expense. For the six-month period, interest expense also included debt incurred to complete the November 2005 acquisition of the Thimet® (phorate) insecticide business from BASF, the largest acquisition in American Vanguard’s history; this debt was repaid in February 2006.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are pleased with the results for the quarter, during which we realized sales from some of our newer additions to our product line, including Thimet, which we acquired from BASF in the fourth quarter of 2005, Avenge®, which we acquired from BASF in December 2005, Impact™, which we launched in the first quarter of this year, Bayleton®, which we licensed from Bayer in April of this year, as well as an insecticide that we toll manufacture. We also achieved steady growth throughout much of our existing product line.”

Mr. Wintemute continued, “We are focused on achieving our goal of double-digit growth in sales and earnings for fiscal year 2006. There are four key variables that can influence this objective; two that may challenge our goal, and two that may enhance our results. 1) The acceptance of genetically modified corn appears to be growing, and this will have a bearing on our traditional corn soil insecticide market. In order to counter this effect, we are positioning our SmartBox® insecticides as the products of choice for treating the ‘refuge acres’ (that portion of a corn field that is not allowed to be planted with a genetic variety). 2) Bidrin®, our cotton insecticide, performed ahead of last year’s pace in the early to mid-season, but in the late season, which occurs in the third quarter, insect pressure is running behind historic levels.

“On the upside: 1) Use of Dibrom®, our crop protection insecticide and mosquito adulticide, is currently tracking ahead of last year’s level, and if forecasts of rainfall in key areas come to fruition, Dibrom should achieve record volumes. 2) Impact™, our new corn herbicide launched earlier this year, is exceeding our expectations in terms of its performance in the field. It is premature to ascertain what that performance will translate into for the upcoming selling season (Q4’06 and Q1’07), but our early estimates indicate that Impact could become one of our top five products in fiscal 2007.”

Mr. Wintemute concluded, “We are actively working on additional product acquisitions and licenses and look forward to providing additional information as it is appropriate.”

Conference Call

Eric Wintemute, President and CEO, and James Barry, Senior Vice President and CFO, will conduct a conference call focusing on the financial results at 11:00 a.m. ET on Monday, August 7, 2006. Interested parties may participate in the call by dialing 706-679-3155 - please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID # 2955466). The conference call will also be broadcast live over the Internet via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Loren G. Mortman
James Barry, CFO		LMortman@equityny.com
(323) 890-4800		(212) 836-9604

American Vanguard Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	For the three months ended June 30		For the six months ended June 30
	2006	2005	2006	2005
Net sales	$42,721,000	$37,325,000	$87,465,000	$78,555,000
Cost of sales	25,063,000	21,529,000	51,500,000	45,214,000

Gross profit	17,658,000	15,796,000	35,965,000	33,341,000
Operating expenses	11,422,000	11,038,000	25,038,000	23,170,000

Operating income	6,236,000	4,758,000	10,927,000	10,171,000
Interest expense	910,000	380,000	1,630,000	719,000
Interest income	(11,000)	(9,000)	(23,000)	(11,000)
Interest capitalized	(188,000)	(81,000)	(330,000)	(144,000)

Income before income taxes	5,525,000	4,468,000	9,650,000	9,607,000
Income tax expense	2,210,000	1,720,000	3,860,000	3,724,000

Net income	$3,315,000	$2,748,000	$5,790,000	$5,883,000

Earnings per common share – basic (1)	$.13	$.11	$.22	$.24

Earnings per common share - assuming dilution (1)	$.12	$.11	$.21	$.23

Weighted average shares outstanding – basic (1)	26,019,000	24,321,000	25,764,000	24,308,000

Weighted average shares outstanding - assuming dilution (1)	27,431,000	25,708,000	27,206,000	25,700,000

(1)	Retroactively restated to reflect a 4-for-3 stock split distributed on April 17, 2006 to common stockholders of record as of April 3, 2006.

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